Exhibit 2.1

EXECUTION VERSION

The Purchase Agreement contains representations and warranties made by the Company and Inflection. These representations and warranties have been made solely for the benefit of the parties to the Purchase Agreement; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; have in some cases been qualified by disclosures that were made to the other party in connection with the negotiation of the Purchase Agreement, which disclosures are not necessarily reflected in the Purchase Agreement; may apply standards of materiality in a way that is different from what may be material to investors; and were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement and are subject to more recent developments. Investors are not third party beneficiaries under the Purchase Agreement and, in light of the foregoing reasons, should not rely on the representations and warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

ASSET PURCHASE AGREEMENT

between

ANCESTRY.COM OPERATIONS INC.,

as the Buyer

and

INFLECTION LLC,

as the Seller

Dated as of April 25, 2012

i

(Continued)

(Continued)

(Continued)

Page
Exhibit E Form of Assignment of Domain Names
Exhibit F Form of Escrow Agreement
Exhibit G Form of Transition Services Agreement

Schedule A List of Websites Included in the Business
Schedule B List of Key Employees
Schedule C List of Seller Intellectual Property
Schedule D Indemnification Procedures

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of April 25, 2012 (this “Agreement”), between Ancestry.com Operations Inc., a Delaware corporation (the “Buyer”), and Inflection LLC, a Nevada limited liability company (the “Seller”).

RECITALS

A. The Seller is engaged in the business of operating the family history research websites set forth on Schedule A (the “Business”).

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Purchased Assets, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

C. Each of the Persons identified as Key Employees and listed on Schedule B have executed and delivered to the Buyer an offer letter as of the date hereof, in the form agreed to by such Key Employee and the Buyer and previously provided to the Seller, which describes, among other matters, the terms of such Person’s employment with the Buyer following the Closing Date.

D. The Seller entered into an amendment on April 24, 2012 (the “Svitla Agreement Amendment”) to that certain Master Services Agreement dated January 10, 2008, by and between the Seller and Svitla Systems, Inc. (the “Svitla Agreement”) dated as of April 24, 2012.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Bill of Sale and Assumption Agreement, the Data License Agreement, the Platform License Agreement, the Assignment of Trademarks, the Assignment of Domain Names, the Escrow Agreement, the Transition Services Agreement, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement.

“Applicable Laws” means any law, rule, regulation, directive, ordinance, code, governmental determination, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity with respect to which the Business or any of the Purchased Assets may be bound or affected.

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Seller or any of its ERISA Affiliates or under which the Seller or any of its ERISA Affiliates may incur any liability, and (iii) covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, New York.

“Business Records” means all books, records, ledgers and files or other similar information of the Seller (in any form or medium) that are held by the Seller and used primarily in the Business, and copies of such books, records, ledgers and files or other similar information of the Seller (in any form or medium) that are held by the Seller and used in connection with the Business, including, in each case, all client lists, vendor lists, correspondence, mailing lists, revenue records, annual budgets, invoices, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records, lists of all online accounts and litigation files (but excluding the organization documents, minute and stock record books and corporate seal of the Seller).

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Contract” means any contract, agreement, arrangement or understanding.

“Contributing Consultant” means any consultant or contractor that created any Intellectual Property on behalf of the Seller pursuant to a work-made-for-hire arrangement or that was intended to be assigned to or owned by the Seller and that relates to or is used or held for use in the Business.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COTS Software” means commercially available “off-the-shelf” software licensed to the Seller in object code form solely for internal use and that is licensed to the Seller for an aggregate license fee of no more than $25,000 as of the date of this Agreement.

“Data” means all unprocessed data and customer and other data primarily related to, used or held for use primarily in connection with the Business.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on, or transfer or other assignment, as security or otherwise, of or relating to, use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, but excluding non-exclusive licenses and access rights in any Intellectual Property.

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the Seller as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Seller, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

“Escrow Agent” means a reputable bank selected by the Buyer (subject to the Seller’s consent, not to be unreasonably withheld, conditioned, or delayed) to act as the escrow agent, or its successor under the Escrow Agreement.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or arbitral or judicial body (including any grand jury).

“Governmental Entity” means any supranational, national (including United States), state, municipal, local or non-U.S. government, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, or any quasi-governmental body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Indemnity Escrow Amount” means $15,000,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased (due to interest or other amounts earned thereon) or decreased (as a result of release of funds to the Seller or the Buyer Indemnitees) as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications and similar reservation of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets rights under the laws of any jurisdiction (“Trade Secrets”), (v) know-how, inventions, methods, processes and processing instruments, technical data, specifications, research and development information, technology, including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives significant economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights, Patents, or Trade Secrets that may cover or protect any of the foregoing (collectively, “Proprietary Information”); and (v) moral rights, publicity rights, database rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Proprietary Information.

“Key Employee” means an employee who is actively employed primarily in the Business and is listed on Schedule B, as each may be substituted in accordance with Section 7.3(g).

“knowledge,” with respect to a party, means the knowledge of such party, in the case of an individual, or any officer or director of such party, in the case of an entity, and, in each case, such knowledge as would be imputed to such persons upon due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) is or would reasonably be expected to be materially adverse to the Business, the Purchased Assets, the Assumed Liabilities, financial condition or results of operations of the Business, taken as a whole or (ii) materially impairs the ability of the Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that Material Adverse Effect shall not include any event, change, occurrence or effect resulting from any of the following nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (A) changes or developments generally affecting the family history industry, or the economy or the financial or securities markets, in the United States or globally, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (B) the outbreak or escalation of hostilities or any acts of war or terrorism or any storms, earthquakes or other natural disasters, (C) changes in Law or GAAP, (D) the announcement or pendency of this Agreement and the transactions contemplated hereby, or (E) actions contemplated by this Agreement or the Ancillary Agreements or actions instructed by Buyer to be performed or not to be performed; provided further, that with respect to clauses (A), (B), and (C), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Business, taken as a whole.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Seller or any of its ERISA Affiliates may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.

“Order” means any order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Entity.

“Payables” means all payables (including accounts payable, credit card accounts payable and notes payable) arising from or related primarily to the Business.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations or other authorizations issued to, the Seller by a Governmental Authority with respect to the conduct or operation of the Business as currently conducted or the ownership or use of the Purchased Assets, and all pending applications therefor and amendments, modifications and renewals thereof, provided, however, that Permit shall not include any permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations or other authorizations that are not specific to the type of the Business, including permit from local authorities to operate a business.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Prepaid Items” means all credits, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Seller set forth on Schedule 2.1(h).

“Receivables” means all receivables (including accounts receivable, loans receivable and advances) arising from or related to the Business.

“Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Council Regulation (EEC) No. 4064/89, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws, including, without limitation, any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any immediate family member of a Person described in clause (i); or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person related primarily to the Purchased Assets or the Assumed Liabilities, including: (i) all rights under any Seller Contract, included in the Purchased Assets, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof related to such Seller Contracts; (ii) all rights under or in respect of any Seller Intellectual Property included in the Purchased Assets, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction related to such Seller Intellectual Property; and (iii) all rights under all guarantees, warranties, indemnities, and insurance policies to the extent related primarily to the Purchased Assets or the Assumed Liabilities.

“Seller Contract” means any Contract used primarily in the Business to which the Seller is a party, under which the Seller may have any rights or by which the Seller, the Business, or any of the Purchased Assets may be bound.

“Seller Intellectual Property” means all Intellectual Property owned (in whole or in part) by or exclusively licensed to the Seller and primarily related to or used or held for use primarily in the Business, including the Intellectual Property identified on Schedule C.

“Seller Products” means all of the Seller’s products or services marketed, licensed, sold, distributed or performed by or on behalf of the Seller primarily in connection with the Business.

“Seller Software” means all of the software owned by the Seller and included in the Purchased Assets.

“Seller Taxes” means any and all Taxes (a) arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date (including any Taxes that are the liability of the Seller pursuant to Section 6.1, but excluding any Taxes attributable or relating to transactions outside of the ordinary course of business that the Buyer causes to occur on the Closing Date after the Closing); (b) of the Seller or any Affiliate of the Seller for any period that is not related to the Purchased Assets or the Business, and for Taxes of the Seller or any Affiliate of the Seller for any period that could become a liability of, or be assessed or collected against, the Buyer, or that could become an Encumbrance on the Purchased Assets; (c) all Taxes arising from the transfer of assets pursuant to the transactions contemplated by this agreement (including, without limitation, Transfer Taxes (as defined in Section 6.2)); and (d) any loss in connection with the determination, settlement, or litigation of any of the foregoing.

“Specified Person” means each of the following: (i) Sutter Hill Ventures, a California Limited Partnership, and each and every fund or entity associated with it; (ii) Matrix IX Inflection Blocker AIV. L.P. and each and every fund or entity associated with it; (iii) each of Joshua D. Hannah and Gregory P. Sands; and (iv) Costanoa Venture Capital I, L.P. and each and every fund or entity associated with it.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Taxes” means: (i) all federal, state, county, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, disability, excise, escheat, severance, value added, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, election, information statement and document filed or required to be filed with respect to Taxes, amendments thereof, and schedules and attachments thereto.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of any such entity (with respect to such employee’s or former employee’s relationship with such entities) or for which any such entity may be responsible.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Agreement	Preamble
Assignment of Domain Names	2.8(b)(v)
Assignment of Trademarks	2.8(b)(iv)

Definition	Location
Assumed Liabilities	2.3
Bill of Sale and Assumption Agreement	2.8(b)(i)
Business	Recitals
Business Group Employees	5.4(b)
Buyer	Preamble
Buyer Termination Fee	9.3(a)
Buyer’s Indemnitees	8.2
Closing	2.8(a)
Closing Date	2.8(a)
Competing Business	5.4(a)(i)
Confidentiality Agreement	5.8(a)
Customer	5.4(a)(ii)
Data Agreements	3.10(n)
Data License Agreement	2.8(b)(ii)
Disclosure Schedules	Article III
End Date	9.1(c)
Escrow Agreement	2.8(b)(vi)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final End Date	9.5
Fundamental Representations	8.1(a)
HSR Act	3.3(b)
Inbound License Agreements	3.10(h)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.7
Institutions	3.10(k)
IP Representation	8.1(c)
Losses	8.2
Material Contracts	3.13(a)
NPI	3.10(m)
Outbound License Agreements	3.10(h)
Permitted Encumbrances	3.4(a)
Platform License Agreement	2.8(b)(iii)
Post-Closing Tax Period	6.1
Pre-Closing Tax Period	6.1
Price Allocation	2.7(a)
Purchase Price	2.6
Purchased Assets	2.1
Seller	Preamble
Seller Indemnitees	8.3
Seller Registered IP	3.10(e)
Straddle Period	6.1

Definition	Location
Svitla Agreement	Recitals
Svitla Agreement Amendment	Recitals
Tax Representation	8.1(b)
Third Party Claim	8.4(a)
Transfer Tax	6.2
Transition Services Agreement	2.8(b)(vii)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller, all of the Seller’s right, title and interest in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, primarily related to or used or held for use primarily in connection with the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in the Seller’s books or financial statements or in the Schedules hereto, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including all of the Seller’s right, title and interest in and to the following, in each case to the extent primarily related to or used or held for use primarily in the Business:

(a) all assets recorded or reflected on the Modified Balance Sheet (including assets such as Contracts to which no value was attributed);

(b) all assets acquired by the Seller since the date of the Modified Balance Sheet which, had they been held by the Seller on such date, would have been recorded or reflected on the Modified Balance Sheet (including assets such as Contracts to which no value would have been attributed);

(c) all assets that would be recorded or reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP;

(d) all Seller Contracts;

(e) all Seller Intellectual Property, including tangible embodiments thereof and causes of action for infringement thereof;

(f) all Data;

(g) all Business Records;

(h) all Prepaid Items;

(i) all Rights; and

(j) the goodwill and going concern value and other intangible assets, if any, used primarily in the Business; and

(k) all assets, properties and rights of title set forth on Schedule 2.1(k).

Notwithstanding the foregoing, the parties agree that the Seller is not selling, assigning, transferring, conveying or delivering to the Buyer and the Purchased Assets shall not include, any of the Excluded Assets.

Section 2.2 Excluded Assets. The Seller is not selling, and the Buyer is not purchasing, any of the following assets of the Seller, all of which shall be retained by the Seller and shall not constitute Purchased Assets (collectively, the “Excluded Assets”):

(a) all of the Seller’s cash and cash equivalents;

(b) all Receivables;

(c) all assets, properties and rights of title used or owned by the Seller (other than Intellectual Property, which is addressed in Section 2.2(d)) that are not assets, properties and rights of title primarily related to or used or held for use primarily in the Business;

(d) (i) all Intellectual Property used or owned by the Seller that does not relate to or is not used or held for use in the Business, and (ii) all rights, title, and interest in and to the Licensor Intellectual Property (as defined the Platform License Agreement) and the property or assets used to operate such Licensed Intellectual Property by the Seller that are described in Schedule 2.2(d), and (iii) all commercially available software licensed from third parties that is used or held for use by the Seller and does not primarily relate to and is not used or held for use primarily in the Business;

(e) all assets, properties and rights of title set forth on Schedule 2.2(e); and

(f) all rights of the Seller under this Agreement and the Ancillary Agreements.

Section 2.3 Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall assume the following liabilities and obligations of the Seller related primarily to the Business or the Purchased Assets (the “Assumed Liabilities”):

(a) all liabilities recorded on the Modified Balance Sheet, but not including Payables, whether or not recorded on the Modified Balance Sheet;

(b) the liabilities incurred by the Business subsequent to the date of the Modified Balance Sheet in the ordinary course of business consistent with past practice, but not including Payables, whether or not recorded on the Modified Balance Sheet;

(c) all liabilities of the Seller under the Seller Contracts to be performed on or after, or in respect of periods following, the Closing Date, but not including Payables, whether or not recorded on the Modified Balance Sheet;

(d) all liabilities incurred by the Business on, or prior to, the Closing Date, in connection with marketing costs associated with payments made by customers of the Business after the Closing Date; and

(e) all liabilities for payment of accrued vacation to employees of the Business that are offered employment by the Buyer up to 200 hours per employee.

Section 2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any liabilities or obligations of the Seller (the “Excluded Liabilities”), including the following:

(a) all Seller Taxes;

(b) any liability pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date;

(c) all liabilities of the Seller under the Seller Contracts to the extent required to be performed prior to the Closing Date;

(d) subject to Section 2.3(e), any liability arising in respect of or relating to (i) any Key Employee arising prior to or on the Closing, (ii) any current or former employee of the Seller (other than the Key Employees) regardless of when arising, and (iii) any Employee Plan, provided, however, for the avoidance of doubt, the Buyer will be responsible for all liabilities incurred with respect to any Key Employee’s or other employee’s employment with the Buyer;

(e) any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date;

(f) any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Seller Contract prior to the Closing Date;

(g) any liability arising from or related to any compliance or noncompliance on or prior to the Closing with any Law applicable to the Seller, the Business or the Purchased Assets;

(h) any liability arising from or related to any Action brought against the Seller as of or prior to the Closing or any liability for a breach of a Seller Contract arising out of any action, event, circumstance or condition arising as or prior to the Closing;

(i) any liability incurred by the Seller or any Person other than the Buyer arising out of or relating to the negotiation and preparation of this Agreement and the Ancillary Agreements (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons not engaged by the Buyer);

(j) any liability to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Seller (including with respect to any breach of fiduciary obligations by any such party), except for indemnification of such parties pursuant to Section 8.3, if applicable;

(k) any Payables;

(l) all liabilities and obligations set forth to Schedule 2.4(l); and

(m) any liability or obligation relating to an Excluded Asset, whether arising prior to or after the Closing Date.

Section 2.5 Consents and Waivers; Further Assurances.

(a) Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Seller Contract, Right or other Purchased Asset that by its terms or pursuant to Applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. The Seller shall use its commercially reasonable efforts (but shall not be required to make payments to such third party or Governmental Authority), and the Buyer shall cooperate reasonably with the Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, to the extent it is reasonably likely that such consent or waiver can be obtained using commercially reasonable efforts, the Seller shall continue to use its commercially reasonable efforts (but shall not be required to make payments to such third party or Governmental Authority) to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Seller Contract, Right or other Purchased Asset; provided, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained. Nothing in this Section 2.5(a) shall affect the Buyer’s right to terminate this Agreement under Section 9.1 in the event that any consent or waiver as described herein is not obtained.

(b) From time to time, whether before, at or following the Closing, the Seller and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

Section 2.6 Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer, at the Closing, the Buyer shall (a) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to $100,000,000 (the “Purchase Price”), less the Indemnity Escrow Amount, in immediately available funds in United States dollars, (b) deposit the Indemnity Escrow Amount by wire transfer in a separate account with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement and (c) assume the Assumed Liabilities.

Section 2.7 Tax Allocation.

(a) For all Tax purposes, within 120 days following the Closing Date, the Buyer shall prepare an allocation of the Purchase Price (plus any Assumed Liabilities that are treated as consideration for the Purchased Assets for federal income tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and for applicable Transfer Tax purposes which shall be submitted to the Seller for review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed (such amount as finally determined pursuant to this Section 2.7(a), the “Price Allocation” ). If the Seller agrees in writing with the Price Allocation or fails to object in writing to the Price Allocation within 10 days following receipt thereof from the Buyer, the Price Allocation shall be conclusive and binding upon the Buyer and the Seller for all Tax purposes. If the parties are unable to agree on the Price Allocation after good faith consultation, the matters in dispute shall be referred for resolution to a mutually agreeable, nationally recognized independent public accounting firm, which shall be selected mutually by the Buyer and the Seller (the “Independent Accounting Firm”), that is not then providing Tax advice to the Buyer or the Seller or their respective Affiliates, which expense shall be borne equally by the parties. The Independent Accounting Firm shall resolve any disputed matters as promptly as practicable, and the Independent Accounting Firm’s decision with respect to any such matter shall be conclusive and binding on the Buyer and the Seller and their respective Affiliates for applicable Tax purposes. If the Independent Accounting Firm is unable to resolve any such matter prior to the due date (including extensions, which will be sought as necessary) for filing any Tax Return reflecting any such matter, then Buyer may timely file its Tax Return (including Form 8594) on the basis of the Price Allocation proposed by the Buyer and the Seller may timely file its Tax Return (including Form 8594) on the basis of the Price Allocation that the Seller proposed to the Buyer in lieu of the Buyer’s Price Allocation. Such Tax Returns shall be amended as necessary to reflect the Independent Accounting Firm’s decision.

(b) Each party agrees to timely file any form required to be filed by Applicable Law reflecting the Price Allocation (including IRS form 8594). The Price Allocation made pursuant to this Section shall be binding on the Buyer and the Seller for all Tax reporting purposes. Neither the Buyer nor the Seller shall take any position inconsistent with the Price Allocation in connection with any Tax proceeding. If any Governmental Authority disputes the Price Allocation, the party receiving notice of the dispute shall promptly notify the other party hereto, and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation.

(c) Any payment treated as an adjustment to the Purchase Price under Section 8.9 hereof shall be reflected as an adjustment to the price allocated to the specific asset, if any, giving rise to the adjustment, and if any such adjustment does not relate to a specific asset such adjustment shall be allocated among the Purchased Assets as acceptable to both the Buyer and the Seller.

Section 2.8 Closing.

(a) The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 555 Mission Street, San Francisco, California 94105, at 10:00 a.m. Pacific Daylight Time on the second Business Day following the satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:

(i) a bill of sale for the Purchased Assets and assumption agreement, in the form of Exhibit A (the “Bill of Sale and Assumption Agreement”), duly executed by the Seller;

(ii) a counterpart of the Data License Agreement, in the form of Exhibit B (the “Data License Agreement”);

(iii) a counterpart of the Platform License Agreement, in the form of Exhibit C (the “Platform License Agreement”);

(iv) an instrument of assignment of certain Seller Intellectual Property included in the Purchased Assets, in the form of Exhibit D (the “Assignment of Trademarks”), duly executed by the Seller;

(v) an instrument of assignment of certain Seller Intellectual Property included in the Purchased Assets, in the form of Exhibit E (the “Assignment of Domain Names” ), duly executed by the Seller;

(vi) a counterpart of the Escrow Agreement, in the form of Exhibit F (the “Escrow Agreement”), duly executed by the Seller;

(vii) a counterpart of the transition services agreement, in the form of Exhibit G (the “Transition Services Agreement”), duly executed by the Seller;

(viii) certified resolutions of the board of directors of the Seller authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(ix) a duly executed certificate of an executive officer of the Seller certifying (on behalf of the Seller and not in such Person’s individual capacity) the fulfillment of the conditions set forth in Section 7.3(a);

(x) a certificate of non-foreign status from the Seller in compliance with Treasury Regulations Section 1.1445-2; and

(xi) such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in actual possession or control of the Purchased Assets, duly executed by the Seller.

(c) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:

(i) a counterpart to the Bill of Sale and Assumption Agreement, duly executed by the Buyer;

(ii) a counterpart of the Data License Agreement, duly executed by the Buyer;

(iii) a counterpart of the Platform License Agreement, duly executed by the Buyer;

(iv) a counterpart of the Assignment of Trademarks, acknowledged and accepted by the Buyer;

(v) a counterpart of the Assignment of Domain Names, acknowledged and accepted by the Buyer;

(vi) a counterpart of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;

(vii) a counterpart of the Transition Services Agreement; duly executed by the Buyer;

(viii) certified resolutions of the board of directors of the Buyer authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(ix) a duly executed certificate of an executive officer of the Buyer certifying (on behalf of the Buyer and not in such Person’s individual capacity) the fulfillment of the conditions set forth in Section 7.2(a); and

(x) such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise necessary to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified sections or subsections hereof to which such Disclosure Schedules relate and shall not qualify any other provision of this Agreement or any Ancillary Agreement, except where it is reasonably apparent from the face of such disclosure that such exception relates to another section, subsection or clause, in which case it shall also be applicable to such other section, subsection or clause), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now conducted and as currently proposed to be conducted. The Seller is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and is not reasonably likely to have a Material Adverse Effect.

Section 3.2 Authority. The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the Seller’s part. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 3.3 of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the operating agreements of the Seller;

(ii) conflict with or violate any Applicable Law; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller or the Business under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Seller is a party or by which the Seller, the Business or the Purchased Assets may be bound or affected that, individually or in the aggregate, have had and is reasonably likely to have a Material Adverse Effect.

(b) The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets, except for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Section 3.4 Title to Assets; Sufficiency of Assets.

(a) The Seller has good and valid title to or a valid leasehold interest in all of the tangible Purchased Assets, free and clear of any Encumbrance, other than (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice of the Business; and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the conduct of the Business as currently conducted (collectively, “Permitted Encumbrances”). The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good and valid title to all of the tangible Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

(b) The Purchased Assets, together with the rights granted to the Buyer under the Platform License Agreement and the Transition Services Agreement, constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business as currently conducted, provided, however, that the foregoing representation is not intended to constitute a representation or warranty of the type covered in Section 3.10, including, without limitation, as to the validity of the Intellectual Property included in the Purchased Assets or licenses under the Platform License Agreement or as to whether such Intellectual Property infringes any other Person’s Intellectual Property.

Section 3.5 Financial Statements; No Undisclosed Liabilities.

(a) Copies of the statements of results of operations of the Business for the year ended December 31, 2011 (collectively referred to as the “Operations Statements”) and the related statements of results of operations for the three months ended March 31, 2012 (collectively referred to as the “Interim Operations Statements”), are attached as Schedule 3.5(a) of the Disclosure Schedules. A copy of a statement of: (i) assets of the Business and (ii) liabilities of the Business or that primarily related to the Business, as of March 31, 2012 (the “Modified Balance Sheet”) is attached as Schedule 3.5(b) of the Disclosure Schedules. Each of the Operations Statements, the Interim Operations Statements and the Modified Balance Sheet (i) in the good faith estimate of the Seller are substantially correct in all material respects and have been prepared in good faith in accordance with the books and records of the Seller pertaining to the Business in all material respects; (ii) with respect to the Operations Statements and Interim Operations Statements, have been prepared in accordance with GAAP applied in all material respects on a consistent basis throughout the periods indicated; and (iii) with respect to the Operations Statements and Interim Operations Statements, fairly present, in all material respects, the results of operations of the Business for the respective periods indicated therein, except as otherwise noted therein and subject, in each case to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) Except as set forth on Schedule 3.5(b) of the Disclosure Schedules, the Seller does not have any liabilities as of the date of this Agreement that are primarily related to the Business that would be required by GAAP to be reflected or reserved on a balance sheet except for each of the following: (i) performance obligations under Material Contracts; (ii) liabilities to the extent reflected or reserved against in the Modified Balance Sheet; (iii) liabilities incurred subsequent to the date of the Modified Balance Sheet (A) of the type set forth on the Modified Balance Sheet in the ordinary course of business consistent with past practice or (B) those categories of liabilities incurred as set forth on Schedule 2.3(b); and (iv) liabilities incurred in connection with the consummation of the transactions contemplated by this Agreement.

(c) The books of account and financial records of the Seller pertaining primarily to the Business are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

Section 3.6 Absence of Certain Changes or Events. Except as set forth on Schedule 3.6 of the Disclosure Schedules, since March 31, 2012 until the date of this Agreement: (a) the Seller has conducted the Business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Business nor the Purchased Assets have suffered any loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance; and (d) the Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.7 Compliance with Law; Permits.

(a) The Seller is and has been in compliance in all material respects with all Applicable Laws. Neither the Seller nor any of its executive officers has received during the past three years, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Seller is not in compliance in all material respects with any Applicable Laws.

(b) The Seller does not hold or own any Permit that is necessary for the Seller to own and operate the Purchased Assets and to carry on the Business in all material respects as currently conducted. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened.

Section 3.8 Litigation. There is no Action pending or, to the knowledge of the Seller, threatened in writing in connection with the Business or the Purchased Assets or the Seller’s ownership or operation thereof. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Seller, threatened in writing seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Business, the Purchased Assets, the Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements. As of the date of this Agreement, there is no Action by the Seller pending, or which the Seller has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets.

Section 3.9 Employee Matters.

(a) Schedule 3.9(a) of the Disclosure Schedules sets forth, with respect to each Key Employee listed on Schedule B, his or her position and description of the areas of responsibility with respect to the Business, and his or her salary, date of hire, business location, commission, bonus and other monetary incentive entitlements.

(b) Except as set forth in Schedule 3.9(b) of the Disclosure Schedules: (i) there are no written employment or consulting contracts between the Seller and any Key Employee listed on Schedule B; and (ii) there are no material written personnel policies, rules or procedures of the Seller applicable to the wages and compensation of any Key Employee listed on Schedule B.

(c) Except as set forth in Schedule 3.9(c) of the Disclosure Schedules, the Seller has complied in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, in each case with respect to the Key Employees, and the Seller has not received notice of and has no Knowledge of any investigation, charge or complaint by any Key Employee listed on Schedule B against the Seller pending before any Governmental Authority.

(d) The Buyer will not have any liability with respect to any Pension Plan by virtue of the Seller’s or any current or former Affiliate’s obligation such Pension Plan.

(e) The Seller is not a party to any labor or collective bargaining Contract that pertains to the Key Employees. There are no, and during the past three years have been no, organizing activities or collective bargaining arrangements pending or under discussion between the Seller and any Key Employee or otherwise with respect to the Business. There is no, and during the past three years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Seller, threatened against the Business.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a)(1) of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents and registered Copyrights included in the Seller Intellectual Property or Intellectual Property that is licensed under the Platform License Agreement, including any pending applications to register any of the foregoing, identifying for each whether it is owned by or exclusively licensed to the Seller, whether it is included in the Seller Intellectual Property or licensed under the Platform License Agreement and any actions that must be taken within 90 days after the date hereof for the purposes of obtaining, maintaining, preserving or renewing any such registered Marks (including domain names), Patents, registered Copyrights or applications, including the payment of any registration, maintenance or renewal fees or the filing of applications or certificates or any responses to office actions. Schedule 3.10(a)(2) of the Disclosure Schedules identifies the Seller Products that are distributed, licensed or made generally available by the Seller. The Seller Products described in Schedule 3.10(a)(2) and all other software owned by the Seller and used in connection with the Business conform in all material respects with any applicable specifications and operates in a manner that accomplishes its intended purpose, free of material programming errors not correctable in the ordinary course of maintaining and updating such software.

(b) No registered Mark identified on Schedule 3.10(a)(1) of the Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.10(a)(1) of the Disclosure Schedules has been or is now involved in any interference, reissue or reexamination proceeding and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect thereto.

(c) The Seller exclusively owns, free and clear of any and all Encumbrances, (i) all Seller Intellectual Property identified on Schedule 3.10(a)(1) of the Disclosure Schedules, (ii) other than Intellectual Property that is licensed to the Seller by a third party licensor pursuant to a written license agreement, the Seller Products identified on Schedule 3.10(a)(2) of the Disclosure Schedules (and all Intellectual Property embodied therein), (iii) all Seller Intellectual Property and Intellectual Property that is licensed under the Platform License Agreement developed by employees or Contributing Consultants of the Seller within the scope of their employment or engagement by the Seller, and (iv) all other Seller Intellectual Property and Intellectual Property that is licensed under the Platform License Agreement, except for such Seller Intellectual Property that is licensed to the Seller by a third party licensor pursuant to a written license agreement. The Seller has not received any notice or claim challenging its ownership of any of the Seller Intellectual Property owned (in whole or in part) by the Seller or any Intellectual Property that is licensed under the Platform License Agreement, nor to the knowledge of the Seller is any claim that it does not so own any of such Seller Intellectual Property or Intellectual Property threatened.

(d) The Seller has taken all reasonable steps in accordance with standard industry practices to protect its rights in the Seller Intellectual Property and Intellectual Property that is licensed under the Platform License Agreement and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret or Proprietary Information included therein. All current and former employees and Contributing Consultants of the Seller employed in the Business have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Seller’s standard form.

(e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.10 of the Disclosure Schedules (“Seller Registered IP”) are valid and subsisting and, to the knowledge of the Seller, enforceable, and the Seller has not received any notice or claim challenging the validity or enforceability of any Seller Registered IP or alleging any misuse of such Seller Registered IP. To the knowledge of the Seller, the Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Seller Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) The development, manufacture, sale, distribution or other commercial exploitation of Seller Products, by or on behalf of the Seller, and the provision of any services, by or on behalf of the Business or the Seller in connection with the Business, and all of the other activities or operations of the Business or the Seller in connection with the Business, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not (or, in the case of products under development included in the definition of Seller Products, will not) infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party, and the Seller has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred or suggesting that the Seller consider licensing, or demanding that the Seller license, from any Person, or refrain from using, any Intellectual Property of a third party, nor to the knowledge of the Seller, is there a reasonable basis therefor. The Seller has not received any formal or written opinion of counsel regarding possible infringement, misappropriation or violation by the Seller of the Intellectual Property of any third party or the validity or enforceability of any Intellectual Property of any third party. No Seller Intellectual Property or Intellectual Property that is licensed under the Platform License Agreement is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Seller or the Business. To the knowledge of the Seller, no third party is misappropriating, infringing, diluting or violating any Seller Intellectual Property or Intellectual Property that is licensed under the Platform License Agreement in a material manner. The Seller has not made any submission or suggestion to, and is not subject to any agreement with, any standards body or other similar entity that would obligate the Seller to grant licenses to any Person or otherwise impair or limit its control of any Intellectual Property owned by the Seller.

(g) The Seller Intellectual Property, the Intellectual Property licensed under the Inbound License Agreements disclosed under Section 3.10(h) and the Intellectual Property licensed to the Buyer pursuant to the Platform License Agreement, constitute all the material Intellectual Property necessary for the conduct of the Business as currently conducted. The Seller has not transferred ownership of, or granted any exclusive license with respect to, any material Seller Intellectual Property. Upon the consummation of the Closing, the Buyer shall succeed to or shall receive a license to all Intellectual Property used or held for use by the Seller in connection with the conduct of the Business that is necessary for the conduct of the Business as currently conducted, and all of the Seller’s rights under all Seller Intellectual Property and all such other Intellectual Property shall be exercisable by the Buyer to the same extent as by the Seller prior to the Closing. No loss or expiration of any of the material Intellectual Property included in the Purchased Assets or any other material Intellectual Property used or held for use by the Seller in connection with the conduct of the Business is threatened.

(h) Schedule 3.10(h)(1) of the Disclosure Schedules sets forth a complete and accurate list of all agreements granting to the Seller any right under or with respect to any Intellectual Property used in connection with the Business and owned by a third party other than COTS Software (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto and whether such agreement is included in the Purchased Assets. Schedule 3.10(h)(2) of the Disclosure Schedules sets forth a complete and accurate list of all material license agreements under which the Seller grants to a third party any rights under or with respect to any Intellectual Property owned by the Seller that is used or held for use in connection with the Business (collectively, the “Outbound License Agreements”) indicating for each the title and the parties thereto and whether such agreement is included in the Purchased Assets. There is no outstanding or, to the knowledge of the Seller, threatened dispute or disagreement with respect to any Inbound License Agreement or Outbound License Agreement that could affect any of the respective rights and obligations of the parties thereunder. Except as provided in Schedule 3.10(h)(2) of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Business’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Business.

(i) No source code of any Seller Software has been licensed or otherwise provided by the Seller to a third party other than to consultants and contractors performing work on behalf of the Seller who are bound by confidentiality obligations with respect to such source code, and all such source code has been protected as a Trade Secret or Proprietary Information. The Seller has not disclosed or delivered to any escrow agent or any other Person any of the source code of any Seller Software, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. The Seller has taken commercially reasonable steps to ensure that all Seller Software is free of any disabling codes or instructions and any viruses or other intentionally created, undocumented contaminants that are intended to be used to access, modify, delete, damage or disable any internal computer systems (including hardware, software, databases and embedded control systems) of the Seller.

(j) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, will result in (i) the Buyer granting to any third party any rights with respect to Intellectual Property; (ii) the Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of the respective businesses of the Buyer or any third party; or (iii) the Buyer being obligated to pay any royalties or other amounts to any third party at a rate or in an aggregate amount in excess of that which is payable by the Seller prior to the Closing Date.

(k) No government, university, college, other educational institution, research center or non-profit institution involved in the research and development of Intellectual Property (collectively, “Institutions”) has provided facilities or funding for the development of any Intellectual Property used in the conduct of the Business as currently conducted. To the knowledge of the Seller, no Institutions have any rights in any Seller Intellectual Property as a result of any development of any Intellectual Property made by any current or former employee or Contributing Consultant of the Seller. To the knowledge of the Seller without any inquiry, no current or former employee or Contributing Consultant of the Seller who was involved in, or who contributed to, the creation or development of any Seller Intellectual Property and Intellectual Property that is licensed under the Platform License Agreement performed services for any Institution during a period of time during which such employee or Contributing Consultant was also performing services for the Seller.

(l) The Seller has taken commercially reasonable steps and implemented commercially reasonable procedures to protect its information technology systems from unauthorized access. To the knowledge of the Seller, there have been no unauthorized intrusions or breaches of the security of its information technology systems.

(m) The Seller has (i) complied in all material respects with its privacy policies and with all Applicable Laws governing the collection, sharing, use or security from unauthorized disclosure of personally identifiable information (including name, address, telephone number or email address) with respect to natural persons (“NPI”) that is possessed or otherwise controlled by the Seller; (ii) implemented and maintained a system of internal controls sufficient to provide reasonable assurance that the Seller complies in all material respects with such Laws and that the Seller will not collect, fail to secure, share or use such NPI in a manner that breaches or violates in any material respect (A) such Laws, (B) any customer-facing privacy or data security policy adopted by the Seller, (C) any contractual commitment made by the Seller that is applicable to such NPI, or (D) any privacy policy or privacy statement from time to time published by the Seller; (iii) in connection with each third party servicing, outsourcing or similar arrangement, to the extent required by Applicable Law or any Seller privacy policy or privacy statement published from time to time, contractually obligated any service provider to (A) comply in all material respects with the Laws described in clause (i) with respect to NPI acquired from or with respect to the Seller, (B) take reasonable steps to protect and secure from unauthorized disclosure NPI acquired from or with respect to the Seller, (C) restrict use of NPI acquired from or with respect to the Seller to those authorized or required under each third party servicing, outsourcing or similar arrangement, and (D) afford to the Seller or its Representatives access to the places of business and systems of such servicer, outsourcer or similar provider to assess compliance with such contractual obligations; and (iv) periodically tested the system of internal controls described in clause (ii) and, to the extent deemed appropriate in the business judgment of the Seller, the internal controls of any service provider, to assess the effectiveness, implementation and required improvements of or to any such system of internal controls. Except for disclosures of information required by Law or that are specifically authorized by the Seller’s privacy policies or privacy statements published from time-to-time that conform with Applicable Law, the Seller does not sell, rent or otherwise make available to third parties any NPI. No claims have been asserted or, to the knowledge of the Seller, threatened with respect to the Seller’s receipt, collection, use, storage, processing, disclosure or disposal of NPI.

(n) Schedule 3.10(n) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts under which real time end user updates and other social media communications, end user profiles and other data information are supplied or otherwise made available to the Seller in connection with the Business, excluding Contracts solely relating to content that the Seller displays on any website operated by the Seller or a third party (collectively, “Data Agreements”). There is no outstanding or, to the knowledge of Seller without inquiry, threatened dispute or disagreement with respect to any Data Agreement that would reasonably be expected to materially affect any of the respective rights and obligations of the parties thereunder and no other party to any Data Agreement has provided any indication in writing to the Seller of an intent not to renew the term of such Data Agreement. Except as provided in Schedule 3.3(a)(iii), the execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) result in the loss or impairment of, or give rise to any right of any third party to terminate or otherwise modify any of the Seller’s rights or obligations under, any Data Agreement, or (ii) to the Seller’s knowledge, cause any third party to modify the dutiful performance of its obligations under any Data Agreement.

Section 3.11 Data. The Seller has assignable rights to or exclusively owns and controls (directly or through a third party contractor) access to all Data other than any Data licensed to the Seller under any of the Data Agreements, subject to Applicable Law and to the rights of customers and other parties from which such Data has been obtained.

Section 3.12 Taxes.

(a) Except as set forth on Schedule 3.12 of the Disclosure Schedules, to the extent a breach or inaccuracy of any of the following could result in a liability of the Buyer to any Person, whether as a result of Applicable Law, contract or otherwise: (i) the Seller has timely paid and will continue to pay all Taxes when the same have become due (regardless of whether having been shown as due on any Tax Return), (ii) there is no outstanding or threatened Action, claim or other examination or proceeding with respect to Taxes, (iii) there is no basis for a claim by any Governmental Authority for Taxes, (iv) the Seller has timely filed all Tax Returns required to be filed by, or on behalf of, the Seller and will continue to file such Tax Returns as they become due, and (v) all Tax Returns filed, or to be filed, by the Seller have been and will be true, correct and complete in all material respects.

(b) There are no Taxes of the Seller that form or could form the basis for an Encumbrance on any of the Purchased Assets, other than an Encumbrance for Taxes not yet due and payable.

(c) None of the Purchased Assets is property that is required to be treated as owned by another Person pursuant to the “safe harbor lease” provisions of the Code, and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(d) The Seller has complied in all material respects with all Applicable Laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(e) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets, the Business or the Seller that would, in any manner, bind, obligate, or restrict the Buyer.

(f) No Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement is currently in effect with respect to the Purchased Assets, the Business or the Seller that would, in any manner, bind, obligate or restrict the Buyer.

(g) The Seller has not received any notice or inquiry from any jurisdiction where the Seller does not currently file Tax Returns to the effect that such filings may be required or that the Purchased Assets may otherwise be subject to taxation by such jurisdiction.

Section 3.13 Material Contracts.

(a) Except as set forth in Schedule 3.13(a) of the Disclosure Schedules, as of the date of this Agreement there are no Seller Contracts of the following nature (such Contracts as are required to be set forth in Schedule 3.13(a) of the Disclosure Schedules being “Material Contracts”):

(i) any broker, distributor, dealer, agency, sales promotion, market research, research and development, marketing, consulting or advertising Contract;

(ii) any Contract for the purchase or delivery of goods, or performance of services, to the Seller or the Business;

(iii) any Contract with end users of the products and services of the Business;

(iv) any Contract, license, subscription or any other such arrangement evidencing the right of the Seller to use third party software or databases in connection with the Business, but specifically excluding COTS software;

(v) any Contract relating to the maintenance or service of equipment and instruments included in the Purchased Assets;

(vi) any Contract relating to or evidencing indebtedness of the Business or the Seller in connection with the Business, including grants of security interests, guarantees or notes;

(vii) any Contract with any Governmental Authority;

(viii) any Contract with any Related Party of the Seller;

(ix) any employment Contract with any Key Employee listed on Schedule B;

(x) any Contract that limits, or purports to limit, the ability of the Seller or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Seller or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to the Seller, the Business or the Purchased Assets;

(xii) any Contract containing confidentiality clauses;

(xiii) any Contract pursuant to which the Seller licenses to a third party Seller Intellectual Property or any Inbound License Agreement;

(xiv) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;

(xv) any Contract providing for benefits under any Employee Plan;

(xvi) any hedging, futures, options or other derivative Contract;

(xvii) any Contract relating to settlement of any administrative or judicial proceedings within the past three years;

(xviii) any Contract that results in any Person holding a power of attorney that relates to the Seller, the Business or the Purchased Assets; and

(xix) any other Contract whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $50,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice, or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Business, taken as a whole.

(b) As of the date of this Agreement, each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies. As of the date of this Agreement neither the Seller nor, to the knowledge of the Seller, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Seller received any claim of any such breach, violation or default. The Seller has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.14 Clients and Suppliers.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of the names and addresses of all clients, partners, suppliers, including, but not limited to, commission-based marketers, advertisers and search engine partners, of the Business (including the Seller and its Affiliates) with a Contract or other arrangement for each such client, partner or supplier of $25,000 or more during the 12 months ended March 31, 2012. No officer or director of the Seller has received any notice that any of such clients, partners or suppliers (including the Seller and its Affiliates) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business. To the knowledge of the Seller, none of such clients, partners or suppliers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Schedule 3.14(b) of the Disclosure Schedules sets forth a true and complete list of all suppliers of the Business (including the Seller and its Affiliates) from which the Seller ordered products or services with an aggregate purchase price for each such supplier of $25,000 or more during the 12 months ended March 31, 2012. No officer or director of the Seller has received any notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier (including the Seller and its Affiliates), or that any such supplier (including the Seller and its Affiliates) will not sell supplies or services to the Buyer at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Seller, subject to general and customary price increases. To the knowledge of the Seller without any inquiry, no such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.15 Product Liability. The Seller has not received any notice or claim alleging product liability, breach of any Contract warranty, or any demand for material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss), and to the knowledge of the Seller, no such claims are threatened, arising from (a) services rendered by or on behalf of the Business during the period through and including the Closing Date or (b) the operation of the Business or the ownership of the Purchased Assets during the period through and including the Closing Date.

Section 3.16 Warranties. The Seller has heretofore delivered to the Buyer true and correct copies of all written warranties contained in any Material Contracts currently in effect covering the respective products and services of the Business. During the past three years, the aggregate warranty expenses experienced during any one year by the Business did not exceed $25,000, and the Seller does not have knowledge of any defect in any products or services of the Business that might give rise to a product liability or product warranty claim in excess of $25,000 after the Closing Date.

Section 3.17 Conduct of Business. The Seller has conducted and operated the Business only through the Seller and its family history operations division and not through any other divisions or any direct or indirect Affiliate of the Seller.

Section 3.18 Affiliate Interests and Transactions.

(a) No Related Party of the Seller: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any supplier, licensor, lessor, distributor, independent contractor or customer of the Business; (ii) owns, or has any interest in any property (real or personal, tangible or intangible) used by the Seller primarily in the Business; or (iii) has or has had any business dealings or a financial interest in any transaction with the Business or with the Seller involving the Business or any of the Purchased Assets (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(b) There are no outstanding notes payable to, accounts receivable from or advances by the Business or by the Seller in connection with the Business or involving any Purchased Assets, and neither the Business nor the Seller in connection with the Business is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Seller. Since the date of the Modified Balance Sheet, neither the Business nor the Seller in connection with the Business has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Seller, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.19 Insurance. Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, general liability, product liability and all other types of insurance policies maintained with respect to the Business and the Purchased Assets, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Seller has not received notice of, nor to the knowledge of the Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $25,000.

Section 3.20 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party do not and will not, and the performance and consummation of the transactions contemplated hereby and thereby will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party;

except with respect to (i), (ii), and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for any filings required to be made under the HSR Act.

Section 4.4 Financing. As of the Closing, the Buyer shall have sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), contemplated by this Agreement or set forth in Schedule 5.1 of the Disclosure Schedules, the Seller shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to preserve substantially intact the organization of the Business, keep available the services of the current employees and consultants of the Business and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, the Seller shall not do or propose to do, directly or indirectly, any of the following, in each case relating primarily to the Business or the Purchased Assets, except (i) as consented to in writing by the Buyer (such consent not to be unreasonably conditioned, withheld or delayed), (ii) as contemplated by this Agreement or (iii) as set forth in Schedule 5.1 of the Disclosure Schedules:

(a) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any Purchased Assets, other than sales or transfers of Data in the ordinary course of business consistent with past practice;

(b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case primarily relating to the Business or the Purchased Assets, except in the ordinary course of business consistent with past practice; provided, that in no event shall the Seller, in connection with the Business, (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(c) amend, waive, modify or consent to the termination of any Seller Contract included in the Purchased Assets, or amend, waive, modify or consent to the termination of the Seller’s rights thereunder, or enter into any Contract primarily related to the Business or the Purchased Assets, in each case other than in the ordinary course of business consistent with past practice;

(d) authorize, or make any commitment with respect to, any single capital expenditure for the Business that is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Business taken as a whole;

(e) authorize, or make any commitment with respect to, any single Contract for the Business that involves a future or potential liability or receivable, as the case may be, in excess of $100,000 over any 12 month period, other than commitment that can be terminated by the Seller with payment of less than $100,000;

(f) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(g) enter into any lease of real or personal property;

(h) enter into any Contract with any Related Party of the Seller primarily relating to the Business or the Purchased Assets;

(i) make, revoke or modify any material Tax election, settle or compromise any material Tax liability or file any Tax Return primarily relating to the Business, other than on a basis consistent with past practice;

(j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) primarily relating to the Business or the Purchased Assets, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Modified Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(k) cancel, compromise, waive or release any right or claim relating primarily to the Business or the Purchased Assets, other than in the ordinary course of business consistent with past practice;

(l) permit the lapse of any existing policy of insurance primarily relating to the Business or the Purchased Assets;

(m) use any assets of the Business to pay any costs or expenses arising out of or relating to the transactions contemplated by this Agreement or the Ancillary Agreements;

(n) fail to pay or file when due any payment necessary to maintain the effectiveness of the Seller Registered IP or otherwise abandon any Seller Registered IP;

(o) commence or settle any Action primarily relating to the Business, the Purchased Assets or the Assumed Liabilities; or

(p) announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, the Seller shall upon reasonable notice afford the Buyer and its Representatives reasonable access (including for inspection and copying) during business hours to the Seller’s Representatives, properties, offices, plants and other facilities, and books and records primarily relating to the Business and the Purchased Assets, and shall furnish the Buyer with such financial, operating and other data and information in connection with the Business and the Purchased Assets as the Buyer may reasonably request.

(b) On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all original agreements, documents, books and records and files stored on computer servers, disks or tapes or any other storage medium in the possession of the Seller relating to the Business and the Purchased Assets.

(c) In order to facilitate the resolution of any claims made by or against or incurred by the Buyer after the Closing or for any other reasonable purpose, for a period of three years following the Closing, the Seller shall: (i) retain all books, documents, information, data, files and other records of the Seller that primarily relate to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer; (ii) upon reasonable notice, afford the Buyer and its Representatives reasonable access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings primarily relating to the Business, the Purchased Assets or the Assumed Liabilities; and (iii) furnish the Buyer and its Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of three years following the Closing and the expiration date of the applicable statute of limitations with respect to tax matters.

Section 5.3 Exclusivity. The Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective Representatives shall, directly or indirectly:

(a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Business or the Purchased Assets, whether effected by sale of assets, sale of stock, merger or otherwise except in the operation of the Business in the ordinary course and consistent with past practices; or

(b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Seller shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and material terms and conditions of such proposal, offer, inquiry or other contact. The Seller shall not release any Person from, or waive any provision of, any standstill agreement to which the Seller is a party, without the prior written consent of the Buyer.

Section 5.4 Non-Competition; Non-Solicitation.

(a) For a period of three years following the Closing, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i) engage in any business anywhere in the world with respect to services of the kind provided or delivered by the Business or by the Buyer’s family history and DNA services business (“Competing Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or during the term of their employment with the Seller allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder or consultant of any Person engaged in a Competing Business; provided, however, that for purposes of this Section 5.4, ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be a violation of this Section 5.4 as long as the person owning such securities has no other connection or relationship with such competitor;

(ii) approach or seek Competing Business from any Customer (as hereinafter defined), refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person. For purposes of this Section 5.4, the term “Customer” means any Person to which the Seller, the Buyer or any of their respective Affiliates provided products or services during the 24-month period prior to the Closing; provided, that the foregoing shall not prohibit any referral of business by the Seller to the Buyer;

(iii) disparage the Buyer or any of its Affiliates in any way that would adversely affect the goodwill, reputation or business relationships of the Business, the Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees; or

(iv) promote, endorse, recommend or host advertising for or in connection with any Competing Business.

(b) For a period of two years following the Closing (the “Prohibited Period”), the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement solicit, recruit or hire any person who at any time during the Prohibited Period is a Buyer Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit the Seller or any of its Affiliates from (i) making a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Buyer Group Employees and hiring any Buyer Group Employee as a result of such general solicitation or similar method of solicitations, (ii) hiring any Buyer Group Employee who initiates contact with the Seller without any direct or indirect solicitation by the Seller, or (ii) soliciting, recruiting or hiring any Buyer Group Employee who has ceased to be employed or retained by the Seller, the Buyer or any of their respective Affiliates for at least 12 months. For purposes of this Section 5.4, “Buyer Group Employees” means, collectively, officers, directors and employees of: (A) the Seller and its Affiliates, who work or are engaged primarily in the Business and who were hired by the Buyer or any of its Affiliates as of the Closing; (B) the Buyer and its Affiliates with whom the Seller has contact in connection with the transactions contemplated by this Agreement or about whom the Seller obtains information, either in the course of diligence relating to the transactions contemplated by this Agreement or in the course of the parties performing their covenants following the Closing pursuant to this Agreement or the Ancillary Agreements.

(c) During the Prohibited Period, the Buyer shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement solicit, recruit or hire any person who at any time during the Prohibited Period is a Seller Group Employee; provided, that the foregoing shall not prohibit the Buyer or any of its Affiliates from (i) making a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Seller Group Employees and hiring any Seller Group Employee as a result of such general solicitation or similar method of solicitations, (ii) hiring any Seller Group Employee who initiates contact with the Buyer without any direct or indirect solicitation by the Buyer, or (iii) soliciting, recruiting or hiring any Seller Group Employee who has ceased to be employed or retained by the Buyer, the Seller or any of their respective Affiliates for at least 12 months. For purposes of this Section 5.4, “Seller Group Employees” means, collectively officers, directors and employees of the Seller with whom the Buyer has contact, or about whom the Buyer obtains information, either in the course of diligence relating to this Agreement or in the course of performing its post-closing covenants pursuant to this Agreement or the Ancillary Agreements.

(d) Notwithstanding anything to the contrary herein, for purposes of this Section 5.4 “Affiliates” shall not include any Specified Person.

(e) The Seller acknowledges that the covenants of the Seller set forth in Section 5.4(a) and (b) are an essential element of this Agreement and that any breach by the Seller of any provision of Section 5.4(a) and (b) will result in irreparable injury to the Buyer. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in Section 5.4(a) and (b) are reasonable and proper to protect the legitimate interest of the Buyer.

(f) The Buyer acknowledges that the covenants of the Buyer set forth in Section 5.4(c) are an essential element of this Agreement and that any breach by the Buyer of any provision of Section 5.4(c) will result in irreparable injury to the Seller. The Buyer acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Seller shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. The Buyer has independently consulted with its counsel and after such consultation agrees that the covenants set forth in Section 5.4(c) are reasonable and proper to protect the legitimate interest of the Seller.

(g) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s or the Buyer’s, as the case may be, conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer or the Seller, as the case may be, the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.4 because taken together they are more extensive than necessary to assure to the Buyer or the Seller, as the case may be, the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.5 Payment of Liabilities. Except as consented to in writing by the Buyer (such consent not to be unreasonably conditioned, withheld or delayed), contemplated by this Agreement or set forth in Schedule 5.5 of the Disclosure Schedules, the Seller shall pay or otherwise satisfy in the ordinary course of business consistent with past practice, prior to the Closing, all of the liabilities and obligations incurred primarily in connection with the Business.

Section 5.6 Refunds and Remittances. After the Closing: (a) if the Seller or any of its Affiliates receives any amount from a third party that is a Transferred Asset, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (b) if the Buyer or any of its Affiliates receives any amount that is an Excluded Asset, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Seller.

Section 5.7 Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer (other than any obligations with respect to the application of the proceeds therefrom).

Section 5.8 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated February 7, 2012 between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and following the Closing Date pursuant to its terms. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.9 Consents and Filings. The Seller and the Buyer shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other Applicable Law; and (c) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, (i) the Buyer and the Seller will submit any filing required under the HSR Act within ten Business Days of the date of this Agreement and any other filings under Regulatory Laws within a reasonable time after the date of this Agreement; and (ii) the Seller shall permit the Buyer reasonably to direct the defense and settlement of any Action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any Action without the Buyer’s prior written consent. Notwithstanding anything herein to the contrary, the Buyer shall be entitled to direct any antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other person relating to the transaction contemplated or regulatory filings under applicable Regulatory Law; provided, however to the extent permitted by Applicable Laws, each of the Seller and the Buyer shall promptly inform the other of any material communication regarding the transactions contemplated hereby (including phone calls, meetings, and any written communications) between the Seller or the Buyer (as applicable) and any Governmental Entity, and to the extent reasonable and practical permit the Seller or the Buyer (as applicable) to participate in such communication. The Seller or the Buyer shall provide final copies of any written materials provided by the Seller or the Buyer to any Government Entity, provided that the Seller or the Buyer may limit disclosure of such materials to the Buyer’s or the Seller’s (as applicable) outside counsel. If the Seller or the Buyer or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Seller or the Buyer (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Seller or the Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. Notwithstanding anything herein to the contrary, the Buyer shall have the right in its sole discretion to determine whether or not the parties will litigate with any Governmental Entity to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the transaction. The Seller shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, timing agreement (or agreement with any Governmental Entity that, if entered, would extend any applicable waiting period under the HSR Act or similar law), consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with the Buyer. The Buyer and the Seller shall each use their reasonable best efforts to provide full and effective support of each other in all material respects in all such negotiations and discussions to the extent requested by the other party. Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture, sale or licensing of any significant assets of the Buyer or any of its Affiliates, (ii) require the divestiture, sale or licensing of any significant portion of the Business or the Purchased Assets, (iii) significantly limit the Buyer’s freedom of action with respect to, or its ability to control and operate, the Business or the Purchased Assets, or (iv) significantly limit the Buyer’s freedom of action or business practices, or its ability to own or operate any of the Buyer’s or its Affiliates’ other assets or businesses.

Section 5.10 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by Applicable Law or any listing agreement of any party hereto.

Section 5.11 Quarterly Updates. The Seller shall use commercially reasonable efforts to provide to the Buyer, within 15 days following the end of each fiscal quarter, a list of all outstanding Material Contracts that are in full force and effect as of the last day of such quarter; provided, however, that breach of this covenant or inaccuracies in the content of such list shall not create liability or indemnification obligation to the Seller unless made fraudulently or with intention to deceive.

Section 5.12 Genealogy Archives Trademark. The Seller shall file any and all name change or other documents, filings, or other registrations to cause the Genealogy Archives trademark chain of title to reflect the Seller’s ownership interest therein.

Section 5.13 Data Provider. The Seller shall use commercially reasonable efforts to enter into an agreement with Reed Elsevier with respect to the living people search data and related services currently provided to the Seller that provides for the delivery of such living people search data and related services to the Buyer at the Seller’s direct cost.

ARTICLE VI

TAX MATTERS

Section 6.1 Liability for the Payment of Certain Taxes. All personal property Taxes, real property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (“Straddle Period”) shall be apportioned between the Seller and the Buyer as of the Closing Date based on the number of days of such taxable period included in the period through and including the Closing Date (“Pre-Closing Tax Period”) and the number of days of such taxable period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”). The Seller and the Buyer shall be jointly and severally liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Within a reasonable period, each of the Seller and the Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.1, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other party within 10 days after delivery of such statement. Any payment required under this Section 6.1 and not made within 10 days after delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

Section 6.2 Transfer Taxes. The Seller shall pay all sales, use, documentary, and transfer taxes (“Transfer Tax”) assessed as a result of the conveyance to the Buyer of the Purchased Assets to be transferred hereunder. The Buyer and the Seller shall cooperate reasonably if permitted by Applicable Law to minimize any applicable Transfer Taxes, including without limitation by making and accepting delivery of software assets included in the Purchased Assets by means of remote telecommunications satisfying the requirements of California Sales and Use Tax Regulation 1502(f)(1)(D), provided that any related costs shall be borne by the Seller.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by Applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b) Deliveries. The Seller shall have received an executed copy of each of the documents listed in Section 2.8(c).

Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto (other than the representations and warranties in Section 3.2 relating to authority) shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect) both when made and as of the Closing Date (or, in the case of any representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct only as of such specified date without regard to any qualification as to materiality or Material Adverse Effect as of such specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The representations and warranties of the Seller in Section 3.2 relating to authority shall be true and correct in all material respects both when made and as of the Closing Date (without regard to any qualification as to materiality or Material Adverse Effect). The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b) Svitla Agreement Amendment. The Svitla Agreement, as amended by the Svitla Agreement Amendment, shall be in full force and effect at the Closing.

(c) No Litigation. No Action by a Governmental Authority shall have been commenced and remain pending that is reasonably likely to be successful and, if successful, to (i) require the divestiture, sale or licensing of any significant assets of the Buyer or any of its Affiliates, (ii) require the divestiture, sale or licensing of any significant portion of the Business or the Purchased Assets, or (iii) significantly limit the Buyer’s freedom of action with respect to, or its ability to own and operate, the Business or the Purchased Assets.

(d) Deliveries. The Buyer shall have received an executed copy of each of the documents listed in Section 2.8(b).

(e) Audited Financial Statements of the Business. The Buyer shall have received a copy from the Seller of the audited balance sheet, income statement and statement of cash flows of the Business for the fiscal year ended December 31, 2011.

(f) Genealogy Archives Trademark. The Seller shall have filed any and all name change or other documents, filings, or other registrations to cause the Genealogy Archives trademark chain of title to reflect the Seller’s ownership interest therein.

(g) Key Employees. If two or more of the Key Employees shall have revoked, rescinded, or otherwise withdrawn his or her acceptance of the Buyer’s offer letters, the Seller in good faith shall identify (in consultation with the Buyer) an employee or employees of the Seller of at least equivalent experience and skills in all material respects to which an offer letter of the Buyer may be extended, at the Buyer’s sole discretion. If the Buyer chooses to extend an offer, and the terms of such offer are reasonably appropriate for the level of experience and skills of such employee (provided that such terms with respect to compensation shall be at least substantially similar to such employee’s current compensation), and the offer is not accepted by such employee, then Seller in good faith shall identify again (in consultation with the Buyer) a different employee according to the process set forth above. Any employee who accepts such a replacement offer shall be deemed a Key Employee. Unless the Buyer has chosen not to extend an offer to an employee identified by the Seller in accordance with the process described above, then there shall be a minimum of two Key Employees with effective offer letters at the Closing.

(h) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. The representations and warranties of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until 18 months following the Closing Date; provided, however, that:

(a) the representations and warranties set forth in Section 3.2 relating to authority and Section 3.4(a) relating to the Purchased Assets (Sections 3.2 and 3.4(a) are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud with intent to deceive or willful misrepresentation by the Seller or the Buyer shall survive until the close of business on the expiration date of the applicable statute of limitation;

(b) the representations and warranties set forth in Section 3.12 relating to Taxes shall survive until the close of business on the expiration date of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof) (“Tax Representation”); and

(c) the representations and warranties set forth in Section 3.10 relating to Intellectual Property shall survive until the second anniversary of the Closing Date (“IP Representation”).

The Seller nor the Buyer shall not have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive solely as to such claim until such claim has been finally resolved. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter than the statute of limitation that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 8.2 Indemnification by the Seller. The Seller shall defend, indemnify and hold harmless the Buyer and the Representatives, of the Buyer (the “Buyer’s Indemnitees“) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing), but excluding any consequential damages (hereinafter collectively, “Losses“), asserted against, incurred, sustained or suffered by the Buyer Indemnitees as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto;

(b) any breach of any covenant or agreement by the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto; and

(c) any Excluded Asset or Excluded Liability.

Section 8.3 Indemnification by the Buyer. The Buyer shall defend, indemnify and hold harmless the Seller and its Representatives (collectively, the “Seller Indemnitees“) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the Seller Indemnitees as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto;

(b) any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto; and

(c) any Assumed Liabilities.

Section 8.4 Procedures.

(a) In order for a Buyer Indemnity or a Seller Indemnity (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the Indemnified Party or any of its Representatives, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control any claim relating to Taxes of the Indemnified Party for any period ending after the Closing Date provided that, in the case of any Straddle Period for which a claim could result in an obligation of the Seller to indemnify for Taxes under this Agreement, the Buyer shall not be entitled to settle such claim without the prior written consent of the Seller (not to be unreasonably withheld), and the Indemnified Party shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability of the Indemnified Party for Taxes for any period after the Closing Date, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed). If the Indemnified Party assumes the defense of any Third Party Claim, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the Indemnifying Party or any of its Representatives, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnifying Party from all liability in respect of such Third Party Claim, or (iii) imposes equitable remedies or any obligation, unless the Indemnified Party agrees in writing to release the Indemnifying Party from all liability and obligation with respect thereto and waive its right for indemnification, compensation or reimbursement pursuant to Article VIII in connection thereto.

(c) In the event that any Indemnified Party should have a claim against any Indemnifying Party hereunder (whether or not involves a Third Party Claim), the Indemnified Party shall deliver a Claim Notice (as defined in the Escrow Agreement) with respect to such claim with reasonable promptness to the Indemnifying Party in accordance with the procedures set forth in the Escrow Agreement (to the extent there are any funds available in the Indemnity Escrow Fund) or Schedule D of this Agreement (to the extent there are no available funds in the Indemnity Escrow Fund and the nature of the claim is such that is not subject to the limitations set forth in Section 8.5(a) and is not limited to the funds available in the Indemnity Escrow Fund). The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(d) If either the Seller or the Buyer fails to indemnify any Buyer Indemnitee or any Seller Indemnitee, as applicable, for any Losses to which such Buyer Indemnitee or Seller Indemnitee in entitled pursuant to this Article VIII (following compliance with the procedures set forth herein), then such Losses shall accrue interest from the date such Losses are due pursuant to the terms of this Article VIII, at the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

(e) Notwithstanding the provisions of Section 10.10, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 8.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement: (i) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Seller arising out of or relating to the causes set forth in Section 8.2(a), other than with respect to the Fundamental Representations, the Tax Representation and the IP Representation shall be the funds then existing in the Indemnity Escrow Fund; (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Seller arising out of or relating to the IP Representation, when aggregated with all other Losses covered by 8.5(a)(i) paid by the Seller to indemnify the Buyer Indemnitees, shall be an amount equal to $25,000,000; (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Seller arising out of or relating to the breach of the Fundamental Representations or the Tax Representations, in each case when aggregated with all other Losses paid by the Seller to indemnify the Buyer Indemnitees, shall be an amount equal to the Purchase Price; and (iv) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Seller under Section 8.2(b), when aggregated with all other Losses paid by the Seller to indemnify the Buyer Indemnitees shall be limited to the Purchase Price; provided, that the foregoing clauses (i) and (ii) shall not apply to Losses arising out of fraud with intent to deceive or willful misrepresentation. The Indemnified Party may not make a claim for indemnification under Section 8.2(a) for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 8.1, except as otherwise provided in Section 8.1.

Section 8.6 Remedies Not Affected by Investigation, Disclosure or Knowledge, No Reliance, Recovery from Third Parties.

(a) If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty, or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of the Buyer in respect of any facts or circumstances that reveal the occurrence of any such breach, whether before or after the execution and delivery hereof.

(b) Except for the representations and warranties contained in Article III and the Seller’s representations and warranties in the Ancillary Agreements and the certificates delivered pursuant to this Agreement, neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller.

(c) The amount of indemnifiable Losses to which any Indemnified Party may be entitled will be reduced by any amount recovered for such Losses from third parties, including insurance funds or warranty, in each case net of the funds incurred by such Indemnified Party in obtaining such recovered amount.

Section 8.7 Indemnity Escrow Fund. The Buyer hereby agrees that it shall first seek a remedy from the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Seller.

Section 8.8 Exclusive Remedy. Subject to Section 10.12(b), this Article VIII shall be the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees from and after the Closing Date for any claims arising under or relating to this Agreement, the Ancillary Agreements or any schedule, certificate or other document delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby, and in no event may any Buyer Indemnitee or Seller Indemnitee be entitled to recover for the same Loss under two or more separate provisions of this Agreement (and it is hereby clarified that no two or more Buyer Indemnitees or Seller Indemnitees shall be entitled to recover for the same Loss); provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

Section 8.9 Nature of Payments. Any payment under this Article VIII shall be treated for tax purposes as an adjustment to the Purchase Price to the extent such characterization is proper and permissible under relevant Tax authorities.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery to the Buyer of written notice of such breach or failure to perform, and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 30 days following delivery to the Seller of written notice of such breach or failure to perform, and (C) has not been waived by the Buyer;

(c) (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to December 31, 2012, as may be extended by the Buyer pursuant to Section 9.5 (the “End Date”), or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the End Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d) by either the Seller or the Buyer if the Closing shall not have occurred by the End Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(e) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting under Applicable Laws the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.9, to have such order, decree, ruling or other action vacated.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.21 and 4.5 relating to no broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.10 relating to public announcements, Section 9.3 relating to the Buyer Termination Fee, Article X relating to general provisions and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of any covenant or obligation under this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

Section 9.3 Buyer Termination Fee.

(a) Buyer Termination Fee. In the event that this Agreement is terminated by either the Buyer or the Seller:

(i) (A) pursuant to Section 9.1(d) if, at the time of such termination, the conditions set forth in at least one of Section 7.1(a) (as a result of an Order or Law under Regulatory Laws), Section 7.1(b) or 7.3(c) (as a result of any Action relating to the HSR Act or any other Law relating to antitrust or regulation of competition), shall not have been satisfied, or (B) pursuant to Section 9.1(e), only in connection with any Order or Action by a Governmental Entity with respect to Regulatory Laws;

(ii) the failure of one or more of the conditions in Section 7.1(a) or Section 7.1(b) to be satisfied is not caused by any breach of Section 5.9 of this Agreement by the Seller; and

(iii) all other conditions to the obligations of the Buyer to consummate the transaction set forth in Section 7.1 and Section 7.3 have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions could be satisfied if the Closing were to occur);

then the Buyer shall pay to the Seller or the Seller’s Affiliates, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller, a cash amount (the “Buyer Termination Fee”) equal to $10,000,000 within two Business Days of termination, it being understood that in no event shall the Seller be entitled to the Buyer Termination Fee referred to in this Section 9.3 on more than one occasion.

(b) Sole and Exclusive Remedy. The Seller agrees that, in the event that the Buyer Termination Fee is paid to the Seller or any of its Affiliates pursuant to Section 9.3(a), the payment of such Buyer Termination Fee shall be the sole and exclusive remedy of the Seller and its Affiliates against the Buyer or any of its Affiliates for, and in no event will the Seller or any of its Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the transaction to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any Actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Seller of the Buyer Termination Fee, neither the Buyer nor any Affiliate of the Buyer shall have any further liability or obligation to the Seller or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 9.4 Notice of Termination. The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give prompt written notice of such termination.

Section 9.5 Election to Extend End Date. If at least one of the conditions set forth in Section 7.1(a) (as a result of an Order or Law under the HSR Act), Section 7.1(b) or Section 7.3(c) (as a result of any Action relating to the HSR Act or any other Law relating to antitrust or regulation of competition) shall not have been satisfied, then, at the written election of the Buyer (subject to the other conditions set forth in this Section 9.5), the End Date may be extended no more than two times in the aggregate, each time by a period of three months (and in the case of such extension, any reference to the End Date in any other provision of this Agreement shall be a reference to the End Date, as extended pursuant to this Section 9.5); provided, that the End Date shall under no circumstance be extended beyond June 30, 2013 (“Final End Date”). Notwithstanding anything else to the contrary herein, the Buyer’s right to elect to extend the End Date described in this Section 9.5 shall be available to the Buyer only if the Buyer shall have reasonably determined in good faith at the time of such extension that the closing conditions that have not been satisfied as of such date are reasonably likely to be satisfied by the Final End Date. In the event the Buyer elects to extend the End Date, the Buyer shall give written notice of such election to the Seller in accordance with Section 10.5, which notice shall include a statement by the Buyer that it believes in good faith that the closing conditions that have not been satisfied as of such date are reasonably likely to be satisfied by the Final End Date. In the absence of an election, the Buyer shall be deemed to have elected to not extend the End Date.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that no such fees or expenses payable by the Seller shall be paid from any assets otherwise transferable to the Buyer pursuant hereto. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2 Withholding. The Buyer (or its agents) shall be entitled to deduct and withhold from the consideration otherwise payable any amounts that are required to be deducted and withheld with respect to the making of payments pursuant to this Agreement as required by the Code, or under any provision of state, local or foreign Applicable Law relating to Taxes. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

Section 10.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.4 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or, if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise; (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller, to:

Inflection LLC

555 Twin Dolphin Drive, #200

Redwood City, CA 94065

Attention: Matthew Monahan, CEO

Facsimile: (650) 593-2799

Email: matthew@inflection.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Eric C. Jensen

Facsimile: (650) 849-7400

Email: ejensen@cooley.com

(ii)	if to the Buyer, to:

Ancestry.com Operations, Inc.

360 West 5800 North

Provo, UT 84604

Attention: William Stern, General Counsel

Facsimile: (801) 705-7026

Email: wstern@ancestry.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Barbara Becker

Facsimile: (212) 351-6202

Email: bbecker@gibsondunn.com

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery, located in the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any Action relating thereto except in the Court of Chancery, located in the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of Delaware), other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, any Action (a) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 9.3(b), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery located in the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(b) The Seller agrees that, to the extent it makes claims in respect of breaches of the Buyer of any of its covenants or agreements in this Agreement that constitutes or results in a breach of Section 5.9 (“Antitrust Efforts Claims”), to the extent related to or resulting in the failure of the conditions set forth in Section 7.1(a) (as a result of an Order or Law under the HSR Act), or Section 7.1(b) to have been satisfied, then, notwithstanding any other provision of this Agreement, the aggregate liability of the Buyer pursuant to all Antitrust Efforts Claims shall be limited to a maximum amount equal to the Buyer Termination Fee. To the extent any amounts are paid to the Seller pursuant to Antitrust Efforts Claims before the payment of the Buyer Termination Fee, the amount of the Buyer Termination Fee shall be reduced so that the sum of all amounts previously paid pursuant to the Antitrust Efforts Claims plus the amount of the Buyer Termination Fee will equal the aggregate amounts as would have been payable pursuant to the previous sentence if the Buyer Termination Fee had been paid prior to all payments with respect to the Antitrust Claims.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. A facsimile, PDF or other electronic signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

Section 10.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.18 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this

Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANCESTRY.COM OPERATIONS INC.

By:	/s/ Timothy Sullivan
Name: Timothy Sullivan
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

INFLECTION LLC

By:	/s/ Matthew Monahan
Name: Matthew Monahan
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]